Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

INmune Bio Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Equity	Common Stock, par value $0001 per share	Rule 457(h)	3,324,550	(2)	$8.05	(3)	$26,762,628	(3)		$0.0001531		$4,098
	Total Offering Amounts								$		$
	Total Fee Offsets(4)											—
	Net Fee Due											$4,098

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents shares of common stock issuable upon equity awards from the Registrant’s 2017 and/or 2019 Stock k Incentive Plan issued to certain employees of the registrant upon exercise of stock option awards.

(3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.05 per share, which is the average of the high and low prices of the Registrant’s Common Stock on June 11, 2025, as reported on The Nasdaq Capital Market.

(4)	The Registrant has no fee offsets.